Exhibit 99.1

Datalink Announces Closure on a $10 Million Credit Agreement

CHANHASSEN, MN — April 1, 2011 — Datalink Corporation (NASDAQ: DTLK), a leading provider of data center solutions and services, today announced that it has entered into a Credit Agreement with Wells Fargo Bank, National Association (the “Credit Agreement”).  The Credit Agreement provides for a line of credit not to exceed $10 million for general working capital purposes.  The Credit Agreement contains customary representations and covenants, is secured by substantially all of Datalink’s assets and expires on July 31, 2012.

“We are pleased to announce the establishment of this line of credit and consider it an endorsement of Datalink’s strong performance and strategic direction, resulting from our 65-percent growth rate in fiscal 2010,” said Greg Barnum, vice president of finance and chief financial officer for Datalink. “Considering the current borrowing climate, we are excited to have the availability provided by this credit agreement in today’s favorable interest rate environment. While we remain well capitalized to support our operations into the future, the credit line provides us the financial flexibility to take advantage of growth opportunities and increase our profitability.”

About Datalink

A complete data center solutions and services provider for Fortune 500 and mid-tier enterprises, Datalink transforms data centers so they become more efficient, manageable and responsive to changing business needs. Datalink helps leverage and protect storage, server, and network investments with a focus on long-term value, offering a full lifecycle of services, from consulting and design to implementation, management and support. Datalink solutions span virtualization and consolidation, data storage and protection, advanced networks, and business continuity. Each delivers measurable performance gains and maximizes the business value of IT. For more information, call 800.448.6314 or visit www.datalink.com.

Forward-Looking Information

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Datalink’s expectations regarding the use of the Credit Agreement. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results and the timing of events may vary materially from those expressed or implied by such forward-looking statements due to various important factors, including, without limitation, risks and uncertainties related to Datalink’s business. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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Contact Information:

Investors & Analysts:

Greg Barnum

gbarnum@datalink.com

952-279-4816

Investor Relations:

Kim Payne

einvestor@datalink.com

952-279-4794